Exhibit 5
                         [Letterhead of Blank Rome LLP]

                                                                  March 15, 2004

U.S. Home & Garden Inc.
655 Montgomery Street
San Francisco, CA 94111

Gentlemen:

     You have requested our opinion with respect to the offer and sale by you, U.S. Home & Garden Inc., a Delaware corporation (the "Company"), pursuant to a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), of (i) up to 4,240,000 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company (the "Plan Shares"), issuable upon exercise of stock options granted or available for future grant under the Company's 1991 Stock Option Plan, 1995 Stock Option Plan, 1997 Stock Option Plan, 1999 Stock Option Plan and Non-Employee Director Stock Option Plan (collectively, the "Plans"); (ii) up to 1,899,493 shares of Common Stock (the "Non-Plan Shares") issuable under the exercise of certain non-Plan options or warrants (the Plan Shares and Non-Plan Shares are collectively referred to as the "Option Shares"); and (iii) 135,000 shares of Common Stock (the "Employee Shares") to be issued to an employee of the Company as compensation.

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have


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relied upon certificates of executive officers and responsible employees and agents of the Company.

     Based upon the foregoing, it is our opinion that the Option Shares and the Employee Shares have been duly and validly authorized and when sold, paid for and issued as contemplated by the agreements pursuant to which they were issued or the Plans, as the case may be, will be duly and validly issued and fully paid and nonassessable.

     Please be advised that certain partners of this firm are the beneficial owners of shares of Common Stock and options and/or warrants to purchase shares of Common Stock.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                                              Very truly yours,

                                                              /s/ Blank Rome LLP

                                                              Blank Rome LLP